NEWS RELEASE

BIOLASE ANNOUNCES SIGNIFICANT LEADERSHIP CHANGES

Paul Clark Named Chairman of the Board of Directors

Jeffrey Nugent Appointed Interim CEO While Search for Permanent CEO Begins

IRVINE, CA (June 17, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, today announced a series of moves with the intention of strengthening the Company’s leadership, worldwide competitiveness and the focus on its professional customers and their patients.

With the decisive confirmation from the Delaware Supreme Court on June 12, 2014, of the Delaware Chancery Court’s May 21, 2014 ruling, the Board of Directors (the “Board”) has been established as Mr. Paul Clark, Dr. Fred Moll, Dr. Norman Nemoy, Mr. Federico Pignatelli, and Mr. Jim Talevich. The Board today added Mr. Jeffrey Nugent as the sixth member of the Board.

Following the Delaware Supreme Court’s ruling, on June 12, 2014 Mr. Pignatelli resigned from his roles as Chairman and Chief Executive Officer (“CEO”).

Also today, the Board elected Mr. Clark as Chairman of the Board. Mr. Clark served as Chairman, CEO, and President of ICOS Corporation, which was acquired by Lilly in 2007 for $2.2 billion. Previously, he was the President of Abbott’s Pharmaceuticals Division. While at Abbott, sales grew from $250 million to $2.6 billion during his tenure as President. Mr. Clark received a B.A. in finance from the University of Alabama and an MBA from Dartmouth College. Mr. Clark said, “BIOLASE’s technology leadership, dominant market position, dedicated employees, valuable patent portfolio, and product pipeline make it an exciting opportunity.”

Mr. Nugent has accepted the role of interim CEO while a formal search is initiated to appoint a permanent CEO. Mr. Nugent has a broad background in medical devices, including aesthetic lasers technology and the responsibility for leading the Johnson & Johnson Dental care franchise, as well as a number of aesthetic dermatology companies. Most recently, Mr. Nugent was Worldwide President and CEO of Neutrogena, one of the most successful acquisitions in Johnson & Johnson’s history, President and CEO of Revlon, and Founder, President and CEO of Precision Dermatology, recently acquired by Valeant. Mr. Nugent has a B.S. in mathematics and an MBA in finance and marketing from Loyola University of Chicago. Mr. Nugent said, “BIOLASE has significant upside potential on a global scale, and I look forward to contributing to its success.”

The Company looks forward to establishing a positive relationship with its distributors, partners, investors, and the dental and medical professional communities upon whose trust and confidence it depends.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,000 laser systems. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700